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Independence
          Community Bank Corp.
                                        Press Release
                                         195 Montague Street
                                         Brooklyn, New York 11201


FOR IMMEDIATE RELEASE
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          INDEPENDENCE COMMUNITY BANK CORP. ANNOUNCES
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                    STOCK REPURCHASE PROGRAM
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Brooklyn, New York-December 7th, 1998-Independence Community Bank Corp.
(Nasdaq - ICBC) announced today that its Board of Directors authorized the repurchase of up to 3,802,187 shares, or approximately 5 percent, of the Company's outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchase program will begin on December 9th, 1998 and may continue through March 13th, 1999, the first anniversary of the Company's conversion to stock form, unless extended. The repurchased shares will be held as treasury stock and will be available for issuance pursuant to the Company's benefit plans, including the recently adopted stock option plan, and for general corporate purposes.

Charles J. Hamm, Chairman, President and Chief Executive Officer of the Company, stated: "The repurchase program reflects management's long-term commitment to develop competitive investment returns for stockholders. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate stockholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

Independence Community Bank Corp. with assets of $5.16 billion and stockholders' equity of $940.1 million at September 30, 1998, is the unitary savings and loan holding company for Independence Community Bank. The Bank, which was originally chartered in 1850, currently operates 33 full service branch offices located in the greater metropolitan New York area including 27 branches located in the boroughs of Brooklyn and Queens.
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